EXHIBIT 1.01

Conflict Minerals Report of Helen of Troy Limited

In accord with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of Helen of Troy Limited (“Helen of Troy”, the “Company”) for calendar year 2014 (excepting conflict minerals that, prior to January 31, 2013, were located outside of the supply chain) in accord with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”).

1.                                      Introduction

Helen of Troy is a global designer, developer, importer, and distributor of an expanding portfolio of brand-name consumer products.  Helen of Troy was incorporated as Helen of Troy Corporation in Texas in 1968 and reincorporated as Helen of Troy Limited in Bermuda in 1994.  Helen of Troy has four segments: Personal Care, Housewares, Healthcare/Home Environment and Nutritional Supplements.  The Personal Care segment’s products include electric hair care, beauty care and wellness appliances; grooming tools and accessories; and liquid, solid- and powder-based personal care and grooming products. The Housewares segment provides a broad range of innovative consumer products for the home. Product offerings include food preparation and storage, cleaning, organization, and baby and toddler care products. The Healthcare/Home Environment segment focuses on health care devices, such as thermometers, blood pressure monitors, humidifiers and heating pads, water filtration systems, and small home appliances, such as air purifiers, portable heaters, fans, and bug zappers. The Nutritional Supplements segment was formed in 2014 with the acquisition of Healthy Directions, a U.S. market leader in premium doctor-branded vitamins, minerals and supplements, as well as other health products sold directly to consumers. The Personal Care, Housewares and Healthcare/Home Environment segments sell their products primarily through mass merchandisers, drugstore chains, warehouse clubs, catalogs, e-commerce retailers, grocery stores, and specialty stores.  In addition, the Personal Care segment sells extensively through beauty supply retailers and wholesalers, and the Healthcare/Home Environment segment sells certain of its product lines through medical distributors and others through home improvement stores.  Helen of Troy purchases its products from unaffiliated manufacturers, most of which are located in China, Mexico and the United States.

Helen of Troy contracts to have manufactured products that may contain gold, tantalum, tin and tungsten (“3TG”).  As these materials may be necessary to Helen of Troy’s products, the Company has embarked on a process to trace the origin of these metals to determine whether its sourcing practices support conflict or human rights abuses in the Democratic Republic of Congo (“DRC”) and the surrounding area (the “Covered Countries”). The intent of this Conflict Minerals Report (“CMR”) is to describe this due diligence process.

2.                                      Product Description

Helen of Troy contracts to have manufactured products that may contain 3TG, such as houseware, healthcare/home environment, and personal care consumer products.  Helen of Troy purchases finished product and is therefore several tiers removed from the mining operations.  The Company does not purchase any materials directly from smelters or refiners so Helen of Troy must rely on its suppliers to provide reliable and accurate information about 3TG.

Helen of Troy’s suppliers were requested to use the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative Conflict Minerals Due Diligence Template (“EICC/GeSI Template”) to identify gold, tantalum, tin and tungsten smelters or refiners (“SORs”) and associated countries of origin.  Verified SORs were matched against available lists of processors that have been certified by internationally-recognized industry validation schemes, such as the Conflict-Free Sourcing Initiative’s (“CFSI”) Conflict-Free Smelter Program (“CFSP”), the London Bullion Market Association Good Delivery Program (“LBMA”), and the Responsible Jewelry Council Chain-of-Custody Certification (“RJC”).  Conflict free certification information is current as of April 30, 2015.

3.                                            Reasonable Country of Origin Inquiry Description

Helen of Troy obtained the aforementioned product information by implementing a Reasonable Country of Origin Inquiry (“RCOI”).  Helen of Troy assembled an internal team comprised of representatives from Helen of Troy’s finance, legal and supply chain departments.  Helen of Troy engaged Source Intelligence (“SI”), a third party information management service provider, to gather information from suppliers and establish a system of controls and transparency over its supply chain. This is the second consecutive year the Company worked with SI. Helen of Troy’s Tier 1 suppliers were engaged by SI to collect information regarding the presence and sourcing of 3TG used in the products supplied to them.  Information was collected and stored using an online platform provided by SI.

Supplier Engagement

The RCOI began with an introduction email from Helen of Troy to suppliers describing its conflict minerals reporting requirements. Following that introduction email, a subsequent email was sent to suppliers containing a registration and survey request link to the online data collection platform.  In an effort to increase awareness of the Company’s conflict minerals reporting requirements, supporting regulation, and frequently asked questions (FAQs) concerning 3TG mineral tracing, Helen of Troy’s suppliers were given access to an online Supplier Resource Center.  The Supplier Resource Center provided educational information to facilitate a deeper understanding of conflict minerals and to inform suppliers as to why information was being requested.

Subsequent engagement followed these steps:

•                  Following the initial introductions to the program and information request, up to four reminder emails were sent to each non-responsive supplier requesting survey completion.

•                  Suppliers who remained non-responsive to these email reminders were contacted by telephone and offered assistance. This assistance included, but was not limited to, further information about the conflict minerals reporting requirements, an explanation of why the information was being collected, a review of how the information would be used, and clarification regarding how the information could be provided.

Information Requested

Suppliers were asked to provide information regarding the sourcing of their materials with the ultimate goal of identifying the 3TG SORs and associated mine countries of origin. Suppliers who had already performed a RCOI through the use of the EICC/GeSI Template were asked to upload this document into the online data collection platform or to provide this information in the online survey version. Suppliers were given seven language options to choose from when submitting the EICC/GeSI Template.

Suppliers had the ability to share information at a level with which they are most comfortable, i.e. company, product or user-defined, but the declaration scope had to be specified. Supplier responses were evaluated for plausibility, consistency, and gaps. Additional supplier contacts were conducted as needed.  At all times during the above steps, Helen of Troy’s internal team was able to monitor progress 24 hours per day/7 days per week via access to the Helen of Troy online data collection platform provided by SI.

4.                                            RCOI Results

Helen of Troy’s RCOI process revealed the following:

•                  A total of 192 Tier 1 suppliers were identified by Helen of Troy as potentially in-scope for conflict mineral reporting purposes and all were contacted as part of the RCOI process.  The survey response rate among these suppliers was 84% (161 responding suppliers), an increase from the 2013 calendar year response rate of 67%.

•                  Of the 161 responding suppliers, 29% (47 suppliers) indicated conflict minerals were necessary to the functionality or production of the products they supply to Helen of Troy.

•                  The 47 suppliers using conflict minerals provided names of 182 verified SORs.

•                  Of the 182 verified SORs, 152 are not known to source from the DRC/Covered Countries.

•                  Thirty of the 182 verified SORs indicated possible DRC/Covered Countries sourcing.  Twenty-nine of those smelters are certified conflict free. The remaining one smelter has verbally indicated that they are conflict free; Helen of Troy has requested documentation to verify this statement.

The following table lists the verified SORs provided by Helen of Troy’s suppliers, along with the certification status of each SOR as of April 30, 2015.

	Metal	Smelter/Refiner	Certification Status
1	Gold	Aida Chemical Industries Co. Ltd.	CFSI - Gold
2	Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CFSI - Gold, LBMA
3	Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Unknown
4	Gold	AngloGold Ashanti Córrego do Sítio Minerção	CFSI - Gold, LBMA
5	Gold	Argor-Heraeus SA	CFSI - Gold, LBMA
6	Gold	Asahi Pretec Corporation	CFSI - Gold, LBMA
7	Gold	Asaka Riken Co Ltd	CFSI-Active - Gold
8	Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CFSI - Gold, LBMA
9	Gold	Aurubis AG	CFSI - Gold, LBMA
10	Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	LBMA
11	Gold	Bauer Walser AG	Unknown
12	Gold	Boliden AB	CFSI - Gold, LBMA
13	Gold	Caridad	Unknown
14	Gold	CCR Refinery - Glencore Canada Corporation	CFSI - Gold, LBMA
15	Gold	Cendres + Métaux SA	CFSI - Active - Gold
16	Gold	C. Hafner GmbH + Co. KG	CFSI - Gold, LBMA
17	Gold	Chimet S.p.A.	CFSI - Gold, LBMA
18	Gold	Chugai Mining	Unknown
19	Gold	Daejin Indus Co. Ltd	Unknown
20	Gold	Do Sung Corporation	Unknown

	Metal	Smelter/Refiner	Certification Status
21	Gold	Dowa Mining Co., Ltd.	CFSI - Gold
22	Gold	Eco-System Recycling Co., Ltd.	CFSI - Gold
23	Gold	FSE Novosibirsk Refinery	Unknown
24	Gold	Guangdong Jinding Gold Limited	Unknown
25	Gold	Heimerle + Meule GmbH	CFSI - Gold, LBMA
26	Gold	Heraeus Ltd. Hong Kong	CFSI - Gold, LBMA
27	Gold	Heraeus Precious Metals GmbH & Co. KG	CFSI - Gold, LBMA
28	Gold	Hwasung CJ Co. Ltd	Unknown
29	Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co.	Unknown
30	Gold	Ishifuku Metal Industry Co., Ltd.	CFSI - Gold, LBMA
31	Gold	Istanbul Gold Refinery	CFSI - Gold, LBMA
32	Gold	Japan Mint	CFSI - Gold, LBMA
33	Gold	Jiangxi Copper Company Limited	Unknown
34	Gold	Johnson Matthey Inc	CFSI - Gold, LBMA
35	Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CFSI - Gold, LBMA
36	Gold	JSC Uralelectromed	CFSI - Gold, LBMA
37	Gold	JX Nippon Mining & Metals Co., Ltd.	CFSI - Gold, LBMA
38	Gold	Kazzinc Inc.	CFSI - Gold
39	Gold	Kennecott Utah Copper LLC	CFSI - Gold, LBMA, RJC
40	Gold	Kojima Chemicals Co., Ltd	CFSI - Gold
41	Gold	Korea Metal Co. Ltd	Unknown
42	Gold	Kyrgyzaltyn JSC	Unknown
43	Gold	L’ azurde Company For Jewelry	CFSI - Gold, LBMA
44	Gold	LS-NIKKO Copper Inc.	CFSI - Gold, LBMA
45	Gold	Materion	CFSI - Gold
46	Gold	Matsuda Sangyo Co., Ltd.	CFSI - Gold, LBMA
47	Gold	Metalor Technologies (Hong Kong) Ltd	CFSI - Gold, LBMA, RJC
48	Gold	Metalor Technologies (Singapore) Pte. Ltd.	CFSI - Gold, LBMA, RJC
49	Gold	Metalor Technologies SA	CFSI - Gold, LBMA, RJC
50	Gold	Metalor USA Refining Corporation	CFSI - Gold, LBMA, RJC
51	Gold	Met-Mex Peñoles, S.A.	CFSI - Gold, LBMA
52	Gold	Mitsubishi Materials Corporation	CFSI - Gold, LBMA
53	Gold	Mitsui Mining and Smelting Co., Ltd.	CFSI - Gold, LBMA
54	Gold	Moscow Special Alloys Processing Plant	Unknown
55	Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	CFSI - Gold, LBMA
56	Gold	Navoi Mining and Metallurgical Combinat	Unknown
57	Gold	Nihon Material Co. LTD	CFSI - Gold, LBMA
58	Gold	Ohio Precious Metals, LLC	CFSI - Gold, LBMA

	Metal	Smelter/Refiner	Certification Status
59	Gold	Ohura Precious Metal Industry Co., Ltd	CFSI - Gold
60	Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	CFSI - Gold, LBMA
61	Gold	OJSC Kolyma Refinery	Unknown
62	Gold	PAMP SA	CFSI - Gold, LBMA
63	Gold	Prioksky Plant of Non-Ferrous Metals	Unknown
64	Gold	PT Aneka Tambang (Persero) Tbk	CFSI - Gold, LBMA
65	Gold	PX Précinox SA	CFSI - Gold, LBMA
66	Gold	Rand Refinery (Pty) Ltd	CFSI - Gold, LBMA
67	Gold	Royal Canadian Mint	CFSI - Gold, LBMA
68	Gold	Sabin Metal Corp.	Unknown
69	Gold	SAMWON METALS Corp.	Unknown
70	Gold	Schöne Edelmetaal B.V.	CFSI - Gold
71	Gold	SEMPSA Joyería Platería SA	CFSI - Gold, LBMA
72	Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CFSI - Gold, LBMA
73	Gold	So Accurate Group, Inc.	Unknown
74	Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CFSI - Active - Gold
75	Gold	Solar Applied Materials Technology Corp.	CFSI - Gold
76	Gold	Sumitomo Metal Mining Co., Ltd.	CFSI - Gold, LBMA
77	Gold	Tanaka Kikinzoku Kogyo K.K.	CFSI - Gold, LBMA
78	Gold	The Great Wall Gold and Silver Refinery of China	Unknown
79	Gold	The Refinery of Shandong Gold Mining Co. Ltd	CFSI - Gold, LBMA
80	Gold	Tokuriki Honten Co., Ltd	CFSI - Gold, LBMA
81	Gold	Torecom	CFSI-Active - Gold
82	Gold	Umicore Brasil Ltda	CFSI - Gold, LBMA
83	Gold	Umicore SA Business Unit Precious Metals Refining	CFSI - Gold, LBMA
84	Gold	United Precious Metal Refining, Inc.	CFSI - Gold
85	Gold	Valcambi SA	CFSI - Gold, LBMA, RJC
86	Gold	Western Australian Mint trading as The Perth Mint	CFSI - Gold, LBMA
87	Gold	Yamamoto Precious Metal Co., Ltd.	CFSI - Gold
88	Gold	Yokohama Metal Co Ltd	CFSI - Active - Gold
89	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CFSI - Gold, LBMA
90	Gold	Zijin Mining Group Co. Ltd	CFSI - Gold, LBMA
91	Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CFSI - Tantalum
92	Tantalum	Conghua Tantalum and Niobium Smeltry	CFSI - Tantalum
93	Tantalum	Duoluoshan Sapphire Rare Metal Co., Ltd.	CFSI - Tantalum
94	Tantalum	Exotech Inc.	CFSI - Tantalum
95	Tantalum	F&X Electro-Materials Ltd.	CFSI - Tantalum
96	Tantalum	Global Advanced Metals Aizu	CFSI - Tantalum
97	Tantalum	Global Advanced Metals Boyertown	CFSI - Tantalum
98	Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CFSI - Tantalum

	Metal	Smelter/Refiner	Certification Status
99	Tantalum	H.C. Starck GmbH Goslar	CFSI - Tantalum
100	Tantalum	H.C. Starck Inc.	CFSI - Tantalum
101	Tantalum	H.C. Starck Smelting GmbH & Co.KG	CFSI- Tantalum
102	Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CFSI - Tantalum
103	Tantalum	Hi-Temp Specialty Metals, Inc.	CFSI - Tantalum
104	Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CFSI - Tantalum
105	Tantalum	Jiujiang Tanbre Co., Ltd.	CFSI - Tantalum
106	Tantalum	Kemet Blue Powder	CFSI - Tantalum
107	Tantalum	LSM Brasil S.A.	CFSI - Tantalum
108	Tantalum	Metallurgical Products India (Pvt.) Ltd.	CFSI - Tantalum
109	Tantalum	Mineração Taboca S.A.	CFSI - Tantalum
110	Tantalum	Mitsui Mining and Smelting Co., Ltd.	CFSI - Tantalum
111	Tantalum	Molycorp Silmet A.S.	CFSI - Tantalum
112	Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CFSI - Tantalum
113	Tantalum	Plansee SE Liezen	CFSI - Tantalum
114	Tantalum	RFH Tantalum Smeltry Co., Ltd	CFSI - Tantalum
115	Tantalum	Solikamsk Metal Works	CFSI - Tantalum
116	Tantalum	Taki Chemicals	CFSI - Tantalum
117	Tantalum	Ulba	CFSI - Tantalum
118	Tantalum	Zhuzhou Cement Carbide	CFSI - Tantalum
119	Tin	Alpha	CFSI - Tin
120	Tin	China Tin Group Co., Ltd.	CFSI - Active - Tin
121	Tin	CNMC (Guangxi) PGMA Co. Ltd.	Unknown
122	Tin	Cooper Santa	CFSI - Active - Tin
123	Tin	CV Serumpun Sebalai	Unknown
124	Tin	CV United Smelting	CFSI - Tin
125	Tin	Empresa Metallurgica Vinto	CFSI - Tin
126	Tin	Gejiu Kai Meng Industry and Trade LLC	Unknown
127	Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CFSI - Tin
128	Tin	Gejiu Zi-Li	Unknown
129	Tin	Huichang Jinshunda Tin Co. Ltd	Unknown
130	Tin	Linwu Xianggui Smelter Co	Unknown
131	Tin	Magnu’s Minerais Metais e Ligas LTDA	CFSI - Tin
132	Tin	Malaysia Smelting Corporation (MSC)	CFSI - Tin
133	Tin	Mineração Taboca S.A.	CFSI - Tin
134	Tin	Minsur	CFSI - Tin
135	Tin	Mitsubishi Materials Corporation	CFSI - Tin
136	Tin	Novosibirsk Integrated Tin Works	Unknown
137	Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CFSI - Active - Tin
138	Tin	Operaciones Metalurgical S.A.	CFSI - Tin
139	Tin	PT Artha Cipta Langgeng	CFSI - Active - Tin

	Metal	Smelter/Refiner	Certification Status
140	Tin	PT Babel Inti Perkasa	CFSI - Tin
141	Tin	PT Bangka Kudai Tin	Unknown
142	Tin	PT Bangka Putra Karya	CFSI - Tin
143	Tin	PT Bangka Tin Industry	CFSI - Tin
144	Tin	PT Belitung Industri Sejahtera	CFSI - Tin
145	Tin	PT Bukit Timah	CFSI - Tin
146	Tin	PT DS Jaya Abadi	CFSI - Tin
147	Tin	PT Eunindo Usaha Mandiri	CFSI - Tin
148	Tin	PT Mitra Stania Prima	CFSI - Tin
149	Tin	PT Pelat Timah Nusantara Tbk	Unknown
150	Tin	PT Prima Timah Utama	CFSI - Tin
151	Tin	PT Refined Banka Tin	CFSI - Tin
152	Tin	PT Sariwiguna Binasentosa	CFSI - Tin
153	Tin	PT Stanindo Inti Perkasa	CFSI - Tin
154	Tin	PT Tambang Timah	CFSI - Tin
155	Tin	PT Timah (Persero), Tbk	CFSI - Tin
156	Tin	PT Tinindo Inter Nusa	CFSI - Tin
157	Tin	RUI DA HUNG	CFSI - Active - Tin
158	Tin	Soft Metais, Ltda.	CFSI - Active - Tin
159	Tin	Thaisarco	CFSI - Tin
160	Tin	White Solder Metalurgia e Mineração Ltda.	CFSI - Tin
161	Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CFSI - Active - Tin
162	Tin	Yunnan Tin Company Limited	CFSI - Tin
163	Tungsten	A.L.M.T. Corp.	CFSI - Active - Tungsten
164	Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CFSI - Active - Tungsten
165	Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CFSI - Progressing - Tungsten
166	Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CFSI - Tungsten
167	Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CFSI - Tungsten
168	Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CFSI - Active - Tungsten
169	Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CFSI - Tungsten
170	Tungsten	Global Tungsten & Powders Corp.	CFSI - Tungsten
171	Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.	CFSI - Active - Tungsten
172	Tungsten	H.C. Starck GmbH	CFSI - Active - Tungsten
173	Tungsten	H.C. Starck Smelting GmbH & Co.KG	CFSI - Active - Tungsten
174	Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	CFSI - Active - Tungsten
175	Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	CFSI - Tungsten
176	Tungsten	Japan New Metals Co., Ltd.	CFSI - Tungsten
177	Tungsten	Kennametal Fallon	CFSI - Progressing - Tungsten

	Metal	Smelter/Refiner	Certification Status
178	Tungsten	Kennametal Huntsville	CFSI - Progressing - Tungsten
179	Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CFSI - Progressing - Tungsten
180	Tungsten	Wolfram Bergbau und Hütten AG	CFSI - Tungsten
181	Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CFSI - Tungsten
182	Tungsten	Xiamen Tungsten Co., Ltd.	CFSI - Tungsten

Certification Status:

1.              Conflict-Free Sourcing Initiative’s (CFSI) Conflict-Free Smelter Program (CFSP)

•                  CFSI: The smelter has an active certification or is in the process of renewing their certification.

•                  CFSI-Active: The smelter is actively moving through the certification process.

•                  CFSI-Progressing: Tungsten smelters that have committed to obtain a CFSP certification within 2 years of membership with the Tungsten Industry-Conflict Minerals Committee (TI-CMC).

2.              Responsible Gold Certificate: London Bullion Market Association (LBMA)

•                  LBMA: The smelter has obtained a Responsible Gold Certification.

3.              Chain of Custody Certificate: Responsible Jewelry Council (RJC)

•                  RJC: The smelter has obtained a Chain-of-Custody Certification.

Countries of origin for these SORs are believed to include:

Argentina

Armenia

Australia

Austria

Bolivia

Brazil

Burundi

Canada

Chile

China

Democratic Republic of the Congo

Ethiopia

France

Ghana

Guinea

Indonesia

Italy

Japan

Kazakhstan

Kyrgyzstan

Laos

Malaysia

Mali

Mexico

Mongolia

Mozambique

Myanmar

Namibia

Nigeria

Papua New Guinea

Peru

Philippines

Portugal

Russia

Rwanda

Saudi Arabia

South Africa

South Korea

Spain

Suriname

Sweden

Taiwan

Tajikistan

Tanzania

Thailand

Turkey

United Kingdom

United States

Uzbekistan

Vietnam

Zambia

5.                                            Due Diligence Process

Helen of Troy’s due diligence process was designed to conform to the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements(1). It is important to note that the OECD Guidance was written for both upstream(2) and downstream(3) companies in the supply chain. As Helen of Troy is a downstream company in the supply chain, due diligence practices were tailored accordingly.

(1)  OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold, 2013; http://www.oecd.org/daf/inv/mne/GuidanceEdition2.pdf.

(2)  Upstream companies refer to those between the mine and SORs. As such, the companies typically include miners, local traders, or exporters from the country of mineral origin, international concentrate traders and SORs.

(3)  Downstream companies refer to those entities between the SORs and the retailer. As such, the companies typically include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers and retailers.

•                  Step 1- Establish strong company management systems

Helen of Troy’s conflict minerals policy is publicly available at www.hotus.com. The Company utilizes an internal team comprised of representatives from the finance, legal and supply chain departments to communicate and manage compliance initiatives.  Team members work with the suppliers on a continual basis to maintain an open dialog and transparency in the procurement process. Findings are reported to senior management, as well as to the internal audit department.  The Company’s internal team efforts are supplemented with a third party service provider’s extensive knowledge and experience, as well as training seminars on conflict minerals.

•                  Step 2- Identify and assess risk in the supply chain

The Company continues to refine its list of product categories and suppliers that may fall within the scope of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  Expectations with regard to supplier performance, transparency and sourcing are clearly communicated through supplier training.  Quality assessments with suppliers are being expanded to encompass compliance initiatives.  Suppliers are being encouraged to implement conflict mineral policies with their vendors.

•                  Step 3- Design and implement a strategy to respond to identified risks

Helen of Troy continues to make improvements on risk management.  As RCOI are conducted and additional information becomes available regarding components and materials being used in the Company’s products, potential risks can be tracked and mitigated.  The online platform maintained by SI allows Helen of Troy to access and analyze supplier responses as well as SOR information.  Any suppliers found to be sourcing from SORs that support conflict in the DRC region will be required to explore alternative sources.

•                  Step 4- Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

As part of Helen of Troy’s due diligence, and in conjunction with SI, the Company relies upon the following internationally accepted audit standards to determine which SORs are considered DRC Conflict Free:  CFSI, LBMA and RJC.  If the SOR is not certified by these internationally-recognized schemes, attempts are made to contact the SOR to gain more information about their sourcing practices, including countries of origin and transfer, and whether there are any internal due diligence procedures in place or other processes to track the chain-of-custody on the source of the SOR’s mineral ores.  Relevant information to review includes: whether the SOR has a documented, effective and communicated conflict free policy, an accounting system to support a mass balance of materials processed, and traceability documentation.  Internet research is also performed to determine whether there are any outside sources of information regarding the SOR’s sourcing practices.

•                  Step 5- Report on supply chain due diligence

Helen of Troy reports annually on supply chain due diligence through the Form SD and this CMR filed with the Securities and Exchange Commission.  The Form SD is publicly available at www.hotus.com.

6.                                      Steps to Improve Due Diligence

Helen of Troy will endeavor to continuously improve upon its supply chain due diligence efforts via the following measures:

•                  Continue to assess the presence of 3TG in its supply chain

•                  Clearly communicate expectations with regard to supplier performance, transparency and sourcing

•                  Increase the response rate for the RCOI process

•                  Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative Conflict Free Smelter Program

7.                                      Product Determination

Based on its RCOI process, Helen of Troy is unable to determine whether or not various components/materials, which contribute to products sold by its business segments, are DRC conflict free.  Therefore, Helen of Troy has determined that products sold by its business segments are DRC Conflict Undeterminable.

8.                                      Independent Private Sector Audit

Based on Helen of Troy’s declaration of DRC Conflict Undeterminable, a private sector audit is not required.